                                LETTER OF INTENT

THIS LETTER OF INTENT is made this 7th day of July, 2003 by and among SkyWay
Communications Holding, Inc. ("SKYWAY"), a North Carolina Corporation and Star
Navigation Systems Group LTD. ("STAR"), a Canadian Corporation, collectively, the "Parties".

WHEREAS, STAR is a publicly held corporation currently trading on the Canadian
(TSX-V) Exchange.

WHEREAS, SKYWAY is a public company currently trading on the NASDAQ OTCBB
(SWYC).

WHEREAS, Parties desire to enter into a share exchange agreement in order to utilize financial markets and their technologies.

WITNESS, that in consideration of the foregoing, this Letter of Intent is to set forth certain non-binding understandings and certain binding agreements.

The following paragraphs reflect our mutual understanding as of this date of the matters described in them, but are not intended to, and do not constitute a complete statement or a legally binding or enforceable, which will occur upon execution of a definitive agreement.

Upon execution of counterparts of this Letter of Intent by the parties, the following lettered paragraphs shall constitute the legally binding and enforceable agreement of the parties in recognition of the significant costs to be borne by the parties in pursuing this transaction and further in consideration of their mutual understandings:

A.       Subject to the terms set forth below, respecting confidentiality, and execution of each parties non-disclosure and non-circumvention agreements, each party will afford the other parties employees, representatives, legal counsel and other authorized parties all reasonable opportunity and access during normal business hours to inspect, investigate and review the assets, books and records and other property of STAR and SKYWAY in order to conduct a through diligence review. Each party will conduct this inspection, investigation and the like in a reasonable manner during regular business hours. Each party agrees to keep all confidential information learned from the other parties strictly confidential and not discuss such confidential information to any other personal entity or use it for any purpose other than for evaluating and implementing the transactions contemplated hereby, provided that the confidential information may be disclosed to a party's representatives or employees who need to know such information for the purpose of assisting in evaluation a possible transaction.
For purposes of the Letter of Intent, the information furnished shall be deemed confidential information except information which (i) becomes in the public domain other than as a result of a disclosure by a party or it's representatives or employees in violation of the disclosure pursuant to this Letter of Intent
(ii) was available to a party on a non-confidential basis prior to its disclosure pursuant to this Letter of Intent, or (iii) was or becomes available to a party on a non-confidential basis from a source other than the disclosing party or their representatives; provided that such source is not bound by a confidentiality agreement with the party or their representatives or is not otherwise prohibited from transmitting the information.

B.       Only upon each party being satisfied its sole discretion with the information provided the parties will negotiate in good faith and give their best efforts to arrive at a mutually acceptable definitive agreement for approval, execution and deliver on the earliest reasonably practicable date within 30 days from the date of this Letter of Intent. The parties will thereupon use their best efforts in their use of discretion to affect the
Closing simultaneously with the execution of the Agreement or as promptly and as reasonably practicable.

C.       The parties will cooperate with one another and proceed as promptly as is reasonable practicable to prepare and file and obtain all necessary consents and approvals and to endeavor to comply with all other legal and contractual requirement or as pre-conditions to the execution and consummation of the
Agreement.

D.       Each Party will be solely responsible for and bear all of its own respective expenses including, without limitation, expenses for legal counsel, accountants and other advisors, incurred at any time in connection with pursuing or consummating the agreement and the transactions contemplated thereby.

E.       Any party hereto may terminate this Letter and thereafter except as otherwise contemplated herein the Agreement is not signed on or before thirty
(30) days after the date upon which this Letter of Intent has been executed, if such terminating party is not in breach of any of the binding provisions hereby.

F.       Any claim coming from or relating to this Letter of Intent shall be sealed by arbitration, under the rules of the American Arbitration Association with the arbitration to be held in Clearwater, FL. Judgment upon an arbitration decision may be entered in any court otherwise having jurisdiction.

G.       The parties acknowledge that the United States securities laws prohibit any person who has material non-public information about a company from purchasing or selling securities of such company and agree not to purchase or sell any shares of SKYWAY and not to permit it's representatives or employees to purchase or sell shares of SKYWAY until after the Closing or until this information is public thru a news release from SKYWAY. The parties also acknowledge that the statues of Canadian Securities Laws prohibiting the use of
Insider information are applicable and will be observed.

This agreement shall be enforced under the laws of the State of Florida. This document may be extended in more counterparts. Each of which shall be considered an original document, but all of which together shall be considered one and the instrument.

STAR NAVIGATION SYSTEMS Group Ltd.          SKYWAY Communications Holding Inc.

By ___________________                      By ___________________
    Viraf Kapadia, CEO                          James S. Kent, CEO

Date _________, 2003                        Date _________, 2003